PRESS RELEASE

JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES 1st QUARTER 2006 RESULTS AND DIVIDEND DECLARATION

Mifflintown, PA –April 21, 2006— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. recently announced operating results for the first quarter of 2006, which include a 0.6% increase in total assets. Loans outstanding at March 31, 2006 were $302.4 million, $4.4 million, or 1.5% higher than at year-end 2005.

The Company’s net income was $1.204 million in the first quarter of 2006, resulting in diluted earnings per share of $0.27 and an annualized return on average assets of 1.17%. This represents an increase of $35,000 or 3.0% over the previous quarter ending December 31, 2005. Net income for that quarter was $1.169 million, with fully diluted earnings per share of $0.26.

As compared to the first quarter of 2005, net income declined in 2006 by $159,000, primarily due to compression of the net interest margin, which dropped to 3.89% from 4.17% one year ago, on a fully tax equivalent basis. In addition, gains from the sales of securities were $32,000, or 32% lower in 2006 than in the first quarter of 2005.

Mr. Evanitsky also announced that on April 18, 2006, Juniata Valley’s Board of Directors declared a cash dividend of $.16 per share for the quarter, payable on June 1, 2006 to shareholders of record May 15, 2006. This is the second consecutive quarter that the Board of Directors has declared a quarterly dividend. Previously, regular dividends were paid semi-annually. The Board intends to consider quarterly dividends in the future, in order to accelerate shareholders return. When compared to the regular dividend paid in 2005 representing the same time period, our shareholders received an increased payout of 6.7%, as the year-to-date regular dividend rose from $.30 to $.32 per share.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp. is a $409 million bank headquartered in Mifflintown, Pennsylvania, with eleven community offices located in Juniata, Mifflin, Perry and Huntingdon counties. More information regarding The Juniata Valley Bank can be found online at www.JVBonline.com.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.